Exhibit 10.12

CONAGRA FOODS, INC.

AMENDED AND RESTATED
VOLUNTARY DEFERRED COMPENSATION PLAN

The ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan (the “Plan”) is adopted effective January 1, 2005.  The Plan is established and maintained by ConAgra Foods, Inc. for the purpose of permitting certain key employees of the Company and of corporations which are related to the Company to defer the receipt of a portion of their income and/or participate in any appreciation in the value of Company Stock.  Accordingly, ConAgra Foods, Inc. hereby adopts the Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

1.1           Account.  The term “Account” means the bookkeeping account established by the Company to which Compensation Deferral Contributions, and earnings and losses thereon, are credited.

1.2           Beneficiary.  The term “Beneficiary” means one or more persons or other entities designated by the Participant to receive the benefits payable by reason of the Participant’s death as provided under this Plan.  The designation shall be in writing on a form approved by the Committee, signed by the Participant and delivered to the Committee to be valid.  If the Participant makes no valid designation, or if the designated primary and secondary Beneficiaries fail to survive the Participant or otherwise fail to elect to receive such benefits, Participant’s Beneficiary shall then be the first of the following persons who survives the Participant:  (i) the Participant’s spouse (that is, the person to whom the Participant is legally married at the time of the Participant’s death), (ii) the Participant’s surviving issue, per stirpes, or (iii) the personal representative(s) of the Participant’s estate, to be administered and distributed as part of such estate.  The Participant may change his designated Beneficiary by delivering a new written designation of beneficiary form to the Committee on a form approved by the Committee.

1.3           Board.  The term “Board” means the Company’s Board of Directors.

1.4           Change of Control Event.  The term “Change of Control Event” means a Change in Ownership of the Company, a Change in Effective Control of the Company, or a Change in the Ownership of a Substantial Portion of the Company’s Assets.  For purpose of this Plan:

(i)                                     Change in Ownership of the Company.  A “Change in Ownership of the Company” occurs on the date that any one person or entity, or more than one person or entity acting as a Group acquires ownership of stock of the Company that, together with stock held by such person, entity or Group, constitutes more than fifty percent (50%) of the total fair market value of the Company or of the total voting power of the stock of the Company; provided, however, if any one person or entity, or more than one person or entity acting as a Group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person, entity or Group is not considered to cause a Change in Ownership of the Company (or a Change in Effective Control of the Company).

(ii)                                  Change in Effective Control of the Company.  A “Change in Effective Control of the Company” occurs on the date that either:

(a)                               Any one person or entity, or more than one person or entity acting as a Group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent

Exhibit 10.12

acquisition by such person, entity or Group ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

(b)                               A majority of the members of the relevant corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the relevant corporation’s board of directors prior to the date of the appointment or election.

(iii)                               Change in the Ownership of a Substantial Portion of the Company’s Assets.  A “Change in the Ownership of a Substantial Portion of the Company’s Assets” occurs on the date that any one person or entity, or more than one person or entity acting as a Group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person, entity or Group assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this Section, the term “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  However, a Change in the Ownership of a Substantial Portion of the Company’s Assets does not occur if the assets are transferred to one of the following (as determined immediately after the asset transfer):

(a)                               A shareholder of the Company in exchange for or with respect to such shareholder’s stock;
(b)                               An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(c)                                A person, or more than one person acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or
(d)                               An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c).
For purposes of this Section, the term “Group” shall have the meaning within Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 and shall include the owners of a corporation that enter into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but shall not include persons or entities who would otherwise be considered a Group solely because such persons or entities purchase or own stock of the Company at the same time or as a result of the same public offering.  The attribution rules of Code Section 318(a) shall apply in determining stock ownership.

1.5           Code.  The term “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6           Committee.  The term “Committee” means a special committee appointed by the Chief Executive Officer of the Company (“CEO”) to administer the Plan.  The initial members of the Committee shall be the Chairman of the Board, the Vice Chairman of the Board and the Company’s Senior Vice President of Human Resources.  The CEO may appoint and remove members of the Committee by providing advance written notice to the individual of such appointment or removal.

1.7           Company.  The term “Company” means ConAgra Foods, Inc., a Delaware corporation, or, to the extent provided in Section 10.5 below, any successor corporation or other entity resulting from a merger or consolidated into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.8           Compensation Deferral Agreement.  The term “Compensation Deferral Agreement” means the written compensation deferral agreement entered into by a Participant with the Company pursuant to this Plan.

1.9           Disability.  A Participant has a “Disability” or shall be considered “Disabled” if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income

Exhibit 10.12

replacement benefits for a period of not less than three (3) months under the Company’s long-term disability plan.

1.10         Early Retirement.  The term “Early Retirement” means termination of employment with the Employer by a Participant who has at least ten (10) years of service with the Employer and who is at least age fifty-five (55).

1.11         Effective Date.  The original Plan was effective December 5, 1996.  This amendment and restatement is effective January 1, 2005.

1.12         Employer.  The term “Employer” means the Company and any Related Company that the Company has authorized to participate in the Plan as to its employees.

1.13         ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time.

1.14         Normal Retirement.  The term “Normal Retirement” means termination of employment with the Employer by a Participant who is at least age sixty-five (65).

1.15         Participant.  The term “Participant” means any eligible employee covered by the Plan in accordance with the provisions of Article II.

1.16         Plan.  The term “Plan” means the ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plans as set forth herein, and as may be amended from time to time.

1.17         Plan Year.  The term “Plan Year” means the calendar year.

1.18         Related Company.  The term “Related Company” means: (i) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes the Company); (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code section 414(c)) with the Company; (iii) any member of an affiliated service group (as defined in Code Section 414(m)) that includes the Company; and (iv) any other entity required to be aggregated with the Company pursuant to final or temporary regulations under Code Section 414(o).

ARTICLE II

ELIGIBLE EMPLOYEES

Employees eligible to participate in the Plan shall be those employees of the Employer selected by, and at the sole and absolute discretion of, the Human Resources Committee of the Board (“HR Committee”).  Each Participant shall continue to participate in the Plan until the earlier of the HR Committee determining the Employee shall no longer participate or the Participant no longer being employed by an Employer.

ARTICLE III

DEFERRALS

3.1  Employee Deferrals.  Prior to the beginning of each Plan Year, a Participant may elect to have a portion of his pay deposited in the Plan (“Compensation Deferral Contribution”).  The minimum deposit shall be five percent (5%) of the Participant’s base salary or short-term incentive.  The maximum deposit shall be fifty percent (50%) of the Participant’s normal salary and fifty percent (50%) of the Participant’s short-term incentive.  The Participant’s election shall be made in accordance with the rules and regulations of the Committee and in accordance with a Compensation Deferral Agreement.  The Compensation Deferral Contribution shall be credited to the Participant’s Account under the Plan as soon as reasonably practicable

Exhibit 10.12

following the date the Participant would have otherwise been entitled to receive cash compensation absent an election to defer under this Section 3.1.

3.2  Employer Contributions.  No Employer contributions will be made to the Plan.

ARTICLE IV

INVESTMENTS AND PARTICIPANT ACCOUNTS

4.1  Investments.  The Committee shall select the investments available with respect to the Participant’s interests in the Plan.  Each Participant shall select, in accordance with the rules and procedures established by the Committee, the method of investing the Participant’s Account.  Transfers among investments and changes in investment elections may only be made in accordance with the rules, procedures and limitations established by the Committee.

4.2  ConAgra Stock.  Notwithstanding Section 4.1, shares of Company common stock (“ConAgra Stock”) shall be an investment available for selection by Participants.  If ConAgra Stock is selected by a Participant, ConAgra Stock shall be acquired by the Plan through the trust described in Section 4.4 below.  The ConAgra Stock will be provided through the ConAgra Employee Flexible Bonus Payment Plan and the ConAgra 1995 Stock Plan, or any subsequent Stock Plan adopted by the Company which allows for such.  An account (“Participant’s ConAgra Stock Account’) shall be established for the Participant for the number of shares of ConAgra Stock purchased with respect to the Compensation Deferral Contributions to the Participant’s Account.  The Participant’s ConAgra Stock Account shall be credited with dividends paid on the shares of ConAgra Stock credited to the Participant’s ConAgra Stock Account.  Such dividends shall be reinvested in the ConAgra Stock Account in a manner similar to Employee Deferral Contributions.  Upon distribution to a Participant, amounts held in a Participant’s ConAgra Stock Account shall be paid in ConAgra Stock.  If installment payments are made, each distribution shall include ConAgra Stock in proportion to the ConAgra Stock held in the Participant’s Account.

4.3  Participant’s Accounts.  A separate account shall be established for each Participant in the Plan (“Participant’s Account”).  Each Participant’s Account shall be adjusted for Compensation Deferral Contributions and earnings and losses.  Each Participant’s Account shall be valued as often as determined by the Committee, but at least one (1) time per Plan Year.

4.4  Funding.  Notwithstanding any other provisions of the Plan, this Plan shall be unfunded and the Participants in this Plan shall be no more than general, unsecured creditors of the Employer with regard to benefits payable pursuant to this Plan.  The Company, by action of the Committee, shall establish a trust to hold ConAgra Stock acquired pursuant to Section 5.2 above.  Such trust shall be subject to all the provisions of this Plan, shall be property of the Company until distributed, and shall be subject to the Company’s general, unsecured creditors and judgment creditors.  Such trust shall not be deemed to be collateral security for fulfilling any obligation of the Employer to the Participants.

ARTICLE V

DISTRIBUTIONS

5.1  Termination of Employment.  Upon termination of employment for reasons other than death, Disability, or Early or Normal Retirement, the Participant’s Account shall be paid in one (1) lump sum payment.  The payment shall be made as soon as reasonably practicable following the date of the Participant’s termination of employment.

5.2  Disability or Retirement.  Upon termination of employment because of Disability or Early or Normal Retirement, a Participant’s Account shall be paid over a ten (10) year period.  The first payment shall be made as soon as reasonably practicable following the date of the Participant’s termination of employment with annual payments over the next nine (9) years.  A Participant’s Account shall share in earnings and losses during the payout period.

5.3  Death.  Upon the death of the Participant before distribution of the Participant’s entire Account (whether employed or not at the time of death), the Participant’s Account shall be paid to the Participant’s Beneficiary as soon as reasonably practicable following the death of the Participant.

Exhibit 10.12

5.4  Change of Control Event.  Upon a Change of Control Event, the Participant’s Account shall be paid to the Participant in one (1) lump sum payment within thirty (30) days of the Change of Control Event.

5.5  Withholding.  The Employer may withhold any federal, state or local taxes required with respect to any distribution hereunder.  The Participant shall take whatever action the Committee deems appropriate with respect to withholding of taxes, including, but not limited to the Participant remitting to the Company any taxes required to be withheld by the Company under federal, state or local law as a result of the payment.

5.6  Distributions to Specified Employees.  Notwithstanding any provision of the Plan to the contrary, upon a Participant’s separation from service, if a Participant is a “Specified Employee”, no portion of his or her Account shall be distributed before the date which is six (6) months after the date of separation from service, or if earlier, the date of death of the Participant.  A “Specified Employee” is a key employee, as defined under Code Section 416(i), without regard to paragraph (5) thereof (and any successor or comparable Code sections).

ARTICLE VI

ADMINISTRATION

6.1  Plan Administrator.  The operation of the Plan shall be under the exclusive supervision of the Committee.  It shall be a principal duty of the Committee to see that the Plan is carried out in accordance with its terms, and for the exclusive benefit of persons entitled to participate in the Plan without discrimination.  The Committee shall have full and exclusive power to administer and interpret the Plan in all of its details; subject, however, to the requirements of ERISA and all pertinent provisions of the Code.  For this purpose, the Committee’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

(i)                                    to make and enforce such rules and regulations as the Committee deems necessary or proper for the efficient administration of the Plan;

(ii)                                 to interpret the Plan, the Committee’s interpretations thereof in good faith to be final, conclusive and binding on all persons claiming benefits under the Plan;

(iii)                              to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan and to receive benefits provided under the Plan;

(iv)                             to approve and authorize the payment of benefits;

(v)                                to appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan; and

(vi)                             to allocate and delegate the Committee’s fiduciary responsibilities under the Plan and to designate other person to carry out any of the Committee’s fiduciary responsibilities under the Plan, any such allocation, delegation or designation to be in accordance with Section 405 of ERISA.

No Committee member shall be involved in a decision that only affects that member’s benefit under the Plan, if any.

6.2      Claims.  A claim for benefits under the Plan shall be made in writing by the Participant, or, if applicable the Participant’s executor or administrator or authorized representative, (collectively, the “Claimant”) to the Committee within sixty (60) days of the event by which the Claimant claims he or she is entitled to receive benefits under the Plan.

6.3      Claim Denials; Claim Appeals.  If a claim for benefits under the Plan is denied, the Claimant shall be

Exhibit 10.12

notified, in writing, within sixty (60) days after the claim is filed.  The notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason(s) for the denial; (ii) specific references to the pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and (iv) an explanation of the Plan’s appeal procedure.

Within sixty (60) says after receipt of the above material, the Claimant shall have a reasonable opportunity to appeal the claim denial to the Committee for a full and fair review.  The Claimant may: (i) request a review upon written notice to the Committee; (ii) review pertinent documents; and (iii) submit issues and comments in writing.

A decision by the Committee shall be made not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which event a decision should be rendered as soon as possible, but in no event later than one hundred twenty (120) days after such receipt.  The decision of the Committee shall be written and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, with specific references to the pertinent Plan provision on which the decision is based.

ARTICLE VII

AMENDMENT OR TERMINATION

7.1  Amendment or Termination.  The Company reserves the right to amend or terminate the Plan at its sole and absolute discretion.  Any such amendment or termination shall be made pursuant to a resolution of the HR Committee and shall be effective as of the date of such resolution unless the resolution specifies a different effective date.

7.2  Effect of Amendment or Termination.  No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment or termination.  Upon termination of the Plan, distribution of amounts credited to the Account shall be made to the Participant or his or her Beneficiary in the manner and at the time described in Article V of the Plan.  The Participant’s Account will continue to share in earnings and losses until complete distribution of the sums credited to the Account.

ARTICLE VIII

PRE-JANUARY 1, 2005 DEFERRALS

For amounts deferred under the Plan prior to January 1, 2005, together with the earnings thereon (collectively the “Grandfathered Amounts”), the following provisions of this Article VIII shall apply.  If a provision of this Article VIII does not otherwise provide, then the remaining provisions of the Plan shall govern the Grandfathered Amounts.

8.1      Definition of Change of Control.  The term “Change of Control” means:

(i)                                    The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(ii)                                 Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

Exhibit 10.12

(iii)                              Consummation of a reorganization, merger, consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

8.2      Definition of Disability.  The term “Disability” means total and permanent disability as determined pursuant to the Company’s long-term disability plan.

8.3      Distribution upon Disability or Retirement.  Upon termination of employment because of Disability or Early or Normal Retirement, a Participant’s Account shall be paid over a ten (10) year period.  The first payment shall be made as soon as reasonably practicable following the date of the Participant’s termination of employment with annual payments over the next nine (9) years.  A Participant’s Account shall share in earnings and losses during the payout period.  Notwithstanding the preceding, a Participant who is receiving his or her distribution in installments, or who expects to receive his or her distribution in installments, may request that the Committee distribute the Grandfathered Amounts in the Participant’s Account in one (1) lump sum payment.  The Participant shall provide the Committee information regarding the reasons for requesting a lump sum distribution, supporting facts and documents and any other information requested by the Committee.  The Committee, in its sole and absolute discretion, may grant the lump sum distribution if the facts and circumstances warrant such a distribution.  Examples of when the Committee should determine that a lump sum distribution is warranted are financial hardships beyond the reasonable control of the Participant.

8.4      Distribution Upon Change of Control.  Upon a Change of Control, the Grandfathered Amounts in the Participant’s Account shall be paid to the Participant in one (1) lump sum payment within thirty (30) days of the Change of Control.

8.5      Distribution Upon Elective Withdrawal By Participant.  A Participant may elect to withdraw all of the Grandfathered Amounts held in his or her Account.  In the event of such elective withdrawal of Grandfathered Amounts, the Participant shall receive a distribution of ninety percent (90%) of the Grandfathered Amounts in the Participant’s Account and forfeit the remaining ten percent (10%).

8.6      Distribution Upon Termination by Corporate Successor.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidated only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate and the Grandfathered Amounts in the Participant’s Account shall be distributed to the Participant in one (1) lump sum payment within thirty (30) days of such termination.

8.7      Distributions to Specified Employees.  Distributions of Grandfathered Amounts may be distributed, as permitted by the Plan, to Specified Employees (as defined in Section 5.6) prior to the date which is six (6) months after the date of separation from service, or if earlier, the date of death of the Participant.

Exhibit 10.12

ARTICLE IX

409A COMPLIANCE

The Plan has been amended and restated as of January 1, 2005 for purposes of complying with the provisions of Code Section 409A.  With respect to amounts other than Grandfathered Amounts, the Plan shall be interpreted to comply with Code Section 409A and not to cause income inclusion of a Participant’s Account (and any related penalty and interest) until such amount or amounts are actually distributed to such Participant.  If the Company determines that any benefit hereunder cannot be provided without causing income inclusion, penalties or interest to a Participant prior to actual distribution or distributions of his or her Account, the Company agrees to amend the Plan as necessary to comply with Code Section 409A.

ARTICLE X

GENERAL PROVISIONS

10.1                No Guarantee of Benefits.  Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

10.2                No Enlargement of Employee Rights.  No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Employer.

10.3                Spendthrift Provision.  No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings, other than by will or the laws of descent.

10.4                Incapacity of Recipient.  If any person entitled to a distribution under the Plan is deemed by the Company to be incapable of personally receiving or giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment of the account of such person and a complete discharge of any liability of the Company and the Plan therefore.

10.5                Corporate Successors.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidated only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate and the termination provision of Section 8.2 shall apply.

10.6                Governing Law.  The Plan shall be construed and administered under the laws of the State of Nebraska to the extent federal law is not applicable.

10.7                Offsets.  When any payment becomes due hereunder, the Company, without notice, demand, or any other action, may withhold payment and use the funds to offset any amounts owed by the Participant to the Company or any of its affiliates.